Contact:	Jill Swartz, 714.667.8252, ext. 251 jill.swartz@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires

Lima Medical Office Portfolio in Lima, Ohio

Santa Ana, California (December 13, 2007) — Grubb & Ellis Healthcare REIT, Inc. has acquired the Lima Medical Office Portfolio in Lima, Ohio. The acquisition closed on December 7, 2007.

Situated on the campus of St. Rita’s Medical Center, the Lima Medical Office Portfolio consists of condominiums located in six medical office buildings totaling approximately 193,000 square feet of gross leasable area. Five buildings in the portfolio are located within close proximity to one another on the campus, while the other building is located less than one mile away. The property is currently 80 percent leased.

St. Rita’s Medical Center is a comprehensive healthcare facility that serves a 10-county area in northwestern Ohio. With nearly 4,000 employees, it is Allen County’s largest employer and the largest hospital in a 70-mile radius.

St. Rita’s Medical Center is a part of Catholic Healthcare Partners (CHP), one of the largest not-for-profit health systems in the country and the largest in Ohio. CHP has a Moody’s credit rating of Aa3 and a Standard & Poor’s rating of AA-. Catholic Healthcare Partners’ operating revenue was $3.36 billion in its fiscal year ending December 31, 2005.

“This property serves as an attractive addition to the Grubb & Ellis Healthcare REIT portfolio of properties,” explained Danny Prosky, vice president of acquisitions for Grubb & Ellis Healthcare REIT. “The buildings are located on or near the St. Rita’s Medical Center campus, a prominent medical facility that serves a large geographic area with a growing population. This is an ideal combination that we expect will add both strength and stability to our growing portfolio.”

Grubb & Ellis Healthcare REIT purchased the property from St. Rita’s Medical Center, which was represented by PJ Camp and Laca Wong of Shattuck Hammond Partners. Financing was provided by LaSalle Bank National Association. Asset management services will be provided by Grubb & Ellis Company.

As of November 30, 2007, Grubb & Ellis Healthcare REIT has sold approximately 19.5 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $195 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made sixteen other geographically-diverse acquisitions valued in excess of $340 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company and the merger, please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the strength that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Lima, Ohio area; the strengths and financial conditions of St. Rita’s Medical Center and Catholic Healthcare Partners; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.